Exhibit 10.1

U.S. $1,000,000,000

364-DAY CREDIT AGREEMENT

Dated as of April 20, 2006

Among

UNITED PARCEL SERVICE, INC.

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES INC.

as Arrangers

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

and

BNP PARIBAS

as Co-Documentation Agents

and

CITIBANK, N.A.

as Administrative Agent

ii

SCHEDULE

Schedule I - Applicable Lending Offices

EXHIBITS

Exhibit A-1 -	Form of Revolving Credit Note
Exhibit A-2 -	Form of Competitive Bid Note
Exhibit B-1 -	Form of Notice of Revolving Credit Borrowing
Exhibit B-2 -	Form of Notice of Competitive Bid Borrowing
Exhibit C -	Form of Assignment and Acceptance
Exhibit D -	Form of Designation Agreement
Exhibit E -	Form of Opinion of Counsel for the Borrower
Exhibit F -	Debenture Indenture

iii

364-DAY CREDIT AGREEMENT

Dated as of April 20, 2006

UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (collectively, the “Initial Lenders”) listed on the signature pages hereof, Citibank, N.A. (“Citibank”), as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., Barclays Bank PLC and BNP Paribas, as co-documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint arrangers and book managers (in such capacity, the “Arrangers”), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance or a Competitive Bid Advance, as the context may require.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that Overseas Partners shall not be deemed to be an Affiliate of the Borrower.

“Agent” has the meaning specified in the recital of parties to this Agreement.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Foreign Currency, the account of the Sub-Agent designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Applicable Fee Percentage” means, as of any date prior to the Term Loan Conversion Date, 0.02% per annum.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent and the Borrower as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Applicable Margin” means (a) as of any date prior to the Term Loan Conversion Date, 0.00% per annum for Base Rate Advances and 0.130% per annum for Eurocurrency Rate Advances and (b) as of any date on and after the Term Loan Conversion Date, 0.00% per annum for Base Rate Advances and 0.250% per annum for Eurocurrency Rate Advances.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Attributable Debt” has the meaning specified in the Debenture Indenture.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of (i) 1/2 of 1% per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

(c) 1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership” means beneficial ownership as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means an account of the Borrower designated in writing by the Borrower to the Agent.

“Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance or LIBO Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open) and, if the applicable Business Day relates to any Local Rate Advances, on which banks are open for business in the country of issue of the currency of such Local Rate Advance.

“Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Change of Control” means the occurrence of either of the following:

(a) any Person or two or more Persons acting in concert other than a Permitted Person shall have acquired Beneficial Ownership, directly or indirectly, through a purchase, merger or other transaction or series of transactions or otherwise, of Voting Stock of the Borrower to which 10% or more of the total Voting Power of the Borrower is attributable; or

(b) Permitted Persons shall have Beneficial Ownership of (i) less than 75% of the shares of common stock of the Borrower and (ii) Voting Stock of the Borrower to which less than 75% of the total Voting Power of the Borrower is attributable.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Commitment” has the meaning specified in Section 2.01.

“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of The Swiss Federation, lawful currency of Japan and Euros.

“Competitive Bid Advance” means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance, a LIBO Rate Advance or a Local Rate Advance, as the context may require.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

“Competitive Bid Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

“Competitive Bid Reduction” has the meaning specified in Section 2.01.

“Confidential Information” means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower (unless the Agent or such Lender knows that such information is not generally available to the public).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Tangible Assets” has the meaning specified in the Debenture Indenture.

“Consolidated Net Worth” means the shareholders’ equity of the Borrower and its Subsidiaries, computed in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debenture Indenture” means the Indenture, dated as of December 1, 1989, between United Parcel Service of America, Inc. and Chemical Bank pursuant to which the 8-3/8% Debentures Due April 1, 2020 were issued, as in effect on the date of this Agreement (without giving effect to any amendment, supplement or other modification thereto, any repayment or covenant defeasance thereunder or any termination thereof), a copy of which is attached as Exhibit F hereto.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits with or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding payables incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person (other than Non-Recourse Debt), (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person and (i) all obligations of such Person in respect of Hedge Agreements; provided, however, that at any given time the term “obligations” as used in this clause (i) shall only include the net amounts due and payable at such time under any such agreements or arrangements. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner.

“Declining Lender” has the meaning specified in Section 2.16(a).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated Bidder” means (a) an Eligible Assignee or (b) a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P that, in either case, (i) is organized under the laws of the United States or any state thereof or the District of Columbia or any jurisdiction that issues the applicable Foreign Currency, (ii) shall have become a party to this Agreement pursuant to Section 8.07(d), (e) and (f) and (iii) is not otherwise a Lender.

“Designation Agreement” means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Agent, in substantially the form of Exhibit D hereto.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender that is otherwise an Eligible Assignee; (iii) a commercial bank organized under the laws of the

United States, or any state thereof, and having total assets in excess of $1,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); (v) the central bank of any country that is a member of the OECD; or (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) organized under the laws of the United States, or any state thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $1,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such entity in its jurisdiction of organization; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Equivalent” in Dollars of any Foreign Currency on any date means the equivalent in Dollars of such Foreign Currency determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange Dollars for such Foreign Currency in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Foreign Currency of Dollars means the equivalent in such Foreign Currency of Dollars determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange such Foreign Currency for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.

“EURIBO Rate” means, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal (x) in the case of Revolving Credit Borrowings, to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08(e)) or (y) in the case of Competitive Bid Borrowings, to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08(e)).

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Revolving Credit Advance denominated in Dollars or any Committed Currency other than Euro, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Revolving Credit Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency

Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08(e).

“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” means, for any Interest Period for all Eurocurrency Rate Advances or LIBO Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Extending Lender” has the meaning specified in Section 2.16(a).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means, at any time (a) the then scheduled Termination Date or (b) if extended pursuant to Section 2.16(b), the date requested by the Borrower pursuant to Section 2.16(b), but in no event shall such date be later than the third anniversary of the then scheduled Termination Date.

“Financial Officer” of any corporation means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such corporation.

“Fiscal Year” means, with respect to any Person, the period commencing on January 1 and ending on December 31 of any calendar year.

“Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i), which Advances may be denominated in Dollars or in any Foreign Currency, bear interest at a fixed rate, and with respect to any Fixed Rate Advances denominated in Foreign Currency, may either be sourced or not sourced from the jurisdiction of issuance of such Foreign Currency.

“Foreign Currency” means any Committed Currency, the lawful currency of Canada, the lawful currency of Norway, the lawful currency of Sweden, the lawful currency of Denmark, the lawful currency of Hong Kong, the lawful currency of Singapore, the lawful currency of Australia, the lawful currency of New Zealand and any other lawful currency (other than Dollars) that is freely transferable or convertible into Dollars.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such Debt or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Incurrence” has the meaning specified in Section 5.02(a).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Matters” has the meaning specified in Section 8.04(b).

“Initial Lender” has the meaning specified in the recital of parties to this Agreement.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of Eurocurrency Rate Advances, one, two, three or six months, or, subject to clause (iii) below, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select and (b) in the case of LIBO Rate Advances, a minimum of seven days; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date or, if the Borrower has made a request pursuant to Section 2.16(b), that ends after the Final Maturity Date;

(ii) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

(iii) in respect of any Eurocurrency Rate Advances, the Borrower shall not be entitled to select an Interest Period having a duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v) whenever the first day of (A) any Interest Period in respect of Eurocurrency Rate Advances or (B) any Interest Period in respect of LIBO Rate Advances the durations of which are one, two, three or six months, occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c) and, except when used in reference to a Revolving Credit Advance, a Revolving Credit Borrowing, a Revolving Credit Note, a Commitment or a related term, each Designated Bidder.

“LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Competitive Bid Borrowing denominated in Dollars or any Foreign Currency other than Euros, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Foreign Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or (ii) in the case of any Competitive Bid Borrowing denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08(e).

“LIBO Rate Advances” means a Competitive Bid Advance denominated in Dollars or in any Foreign Currency and bearing interest based on the LIBO Rate.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Local Rate Advance” means a Competitive Bid Advance denominated in any Foreign Currency sourced from the jurisdiction of issuance of such Foreign Currency and bearing interest at a fixed rate.

“Margin Stock” means all “margin stock” within the meaning of Regulation U.

“Material Adverse Change” means any material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole. For purposes hereof, it is understood and agreed that the occurrence of a labor dispute shall not in and of itself constitute a Material Adverse Change.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under this Agreement or any Notes or (c) material impairment of the rights of or benefits available to the Lenders under this Agreement or any Notes. For purposes hereof, it is understood and agreed that the occurrence of a labor dispute shall not in and of itself constitute a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of the Borrower having (a) 5% or more of the Consolidated Net Tangible Assets or (b) 5% or more of the total revenues appearing on the most recently prepared Consolidated income statements of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal quarter of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Debt” means, with respect to any Person, Debt for which such Person neither (a) provides credit support nor (b) is directly or indirectly liable.

“Note” means a Revolving Credit Note or a Competitive Bid Note, as the context may require.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“OECD” means the Organization for Economic Cooperation and Development and any successor.

“Overseas Partners” means Overseas Partners Ltd., a Bermuda corporation.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means, for any Foreign Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor.

“Permitted Person” means the UPS Managers Stock Trust, the UPS Stock Trust, the UPS Savings Plan, the UPS Qualified Stock Ownership Plan (QSOP), the Annie E. Casey Foundation, any retiree or present or former employee of the Borrower or any of its Subsidiaries or their respective present or former spouse, relatives (by consanguinity or law), estate or heirs (or their respective spouse’s estate or heirs) or any other Person that has Beneficial Ownership of the common stock of the Borrower on the date of this Agreement, or any Person that is created for the benefit of any of the foregoing after the date of this Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for employees of the Borrower or any ERISA Affiliate.

“Public Debt Rating” means, as of any date, the higher rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 3 under the definition of “Applicable Margin”; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin shall be based upon the higher rating; provided, however, that if the lower of such ratings is more than one level below the level of the higher of such ratings, then the Applicable Margin shall be based upon the level immediately above the level of the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be; provided, however, that if prior thereto the Borrower has selected, and the Required Lenders have approved, a rating agency to replace S&P or Moody’s, as the case may be, such selection shall be deemed to be S&P or Moody’s, as the case may be, for all purposes hereof.

“Reference Banks” means Citibank, Bank of America, N.A. and JPMorgan Chase Bank, N.A. or if any such Lender assigns all of its Commitment, the Advances owing to it and any Note or Notes held by it pursuant to Section 8.07(a), such other Lender as may be designated by the Required Lenders and approved by the Borrower (such approval not to be unreasonably withheld).

“Register” has the meaning specified in Section 8.07(g).

“Regulation A”, “Regulation D”, “Regulation T”, “Regulation U” or “Regulation X” means Regulation A, Regulation D, Regulation T, Regulation U or Regulation X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time, and all official rulings and interpretations thereunder or thereof, respectively.

“Replacement Lender” has the meaning specified in Section 2.16(a).

“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the Commitments.

“Restricted Subsidiary” has the meaning specified in the Debenture Indenture.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance), as the context may require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $25,000,000, in respect of Revolving Credit Advances denominated in Sterling, £25,000,000, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF25,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥2,500,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €25,000,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000 in respect of Revolving Credit Advances denominated in Sterling, £1,000,000, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF1,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥100,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €1,000,000.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.18 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“Revolving Credit Prepay Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $10,000,000, in respect of Revolving Credit Advances denominated in Sterling, £10,000,000, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF10,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥1,000,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €10,000,000.

“Sale and Leaseback Transaction” has the meaning specified in the Debenture Indenture.

“SEC” means the Securities and Exchange Commission, and any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness” has the meaning specified in the Debenture Indenture.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sub-Agent” means Citibank International plc.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the Voting Power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that Overseas Partners shall not be deemed to be a Subsidiary of the Borrower.

“Term Loan Conversion Date” means the date on which the Borrower requests the extension of the then scheduled Termination Date to the Final Maturity Date pursuant to Section 2.16(b).

“Termination Date” means the earlier of (a) April 19, 2007, subject to the extension thereof pursuant to Section 2.16(a), and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Declining Lender to any requested extension pursuant to Section 2.16 shall be the earlier of (x) the Termination Date in effect immediately prior to such extension and (y) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01 for all purposes of this Agreement.

“Type” has the meaning specified in the definition of “Revolving Credit Advance”.

“Voting Power” means, with respect to any Voting Stock of any Person at any time, the number of votes entitled to vote generally in the election of directors of such Person that are attributable to such Voting Stock at such time divided by the number of votes entitled to vote generally in the election of directors of such Person that are attributable to all shares of capital stock of such Person (including such Voting Stock) at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed at any time outstanding the Dollar amount set forth opposite such Lender’s name on Schedule I hereto, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 (such Lender’s

“Commitment”), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount (based in respect of any Competitive Bid Advance denominated in a Foreign Currency by reference to the Equivalent thereof in Dollars at such time) of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”). Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof (or, if less, an amount equal to the remaining aggregate amount of unused Commitments or equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing) and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and, unless the Borrower has delivered a request pursuant to the provisions of Section 2.16(b), reborrow under this Section 2.01.

SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent (and, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, (iv) location of the Borrower’s Account to which funds are to be advanced and (v) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 4:00 P.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower in same day funds at the applicable Borrower’s Account located in the United States or United Kingdom of Great Britain and Northern Ireland (or in such other jurisdiction as shall be acceptable to all Lenders).

(b) Anything in subsection (a) of this Section 2.02 to the contrary notwithstanding, the Borrower may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12.

(c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the higher of (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Advance, the aggregate amount of the Advances then outstanding (based, in respect of any Advance denominated in a Foreign Currency, on the Equivalent in Dollars at the time such Competitive Bid Borrowing is requested) shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

(i) The Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent (and, in the case of a Competitive Bid Borrowing not consisting of Fixed Rate Advances or LIBO Rate Advances to be denominated in Dollars, simultaneously to the Sub-Agent), by telephone, promptly confirmed in writing, or by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (A) date of such proposed Competitive Bid Borrowing, (B) aggregate amount of such proposed Competitive Bid Borrowing, (C) interest rate basis and day count convention to be offered by the Lenders, (D) currency of such proposed Competitive Bid Borrowing, (E) maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the Termination Date and, in the case of any LIBO Rate Advance to be made as part of such Competitive Bid Borrowing, shall be the last day of the interest period for such LIBO Rate Advance), (F) interest payment date or dates relating thereto, (G) location of the Borrower’s Account to which funds are to be advanced and (H) any other terms to be applicable to such Competitive Bid Borrowing, not later than (w) 10:00 A.M. (New York City time) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and that the Advances comprising such proposed Competitive Bid Borrowing shall be denominated in Dollars, (x) 10:00 A.M. (New York City time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in Dollars, (y) 10:00 A.M. (London time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such proposed Competitive Bid Borrowing shall be either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (z) 10:00 A.M. (London time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in any Foreign Currency. The Agent or the Sub-Agent, as the case may be, shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest (including default rates not to exceed 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance) specified by such Lender in its sole discretion, by notifying the Agent or the Sub-Agent, as the case may be (which shall give prompt notice thereof to the Borrower), (A) before 10:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, denominated in Dollars, (C) before 12:00 noon (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (D) before 12:00 noon (London time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts or the Equivalent thereof in Dollars, as the case may be, of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time) or the Sub-Agent before 12:00 noon (London time) on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii) The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in Dollars, (C) before 3:00 P.M. (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (D) before 3:00 P.M. (London time) on the third Business Day prior to the date of such Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency, either:

(x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

(y) accept one or more of the offers made by any Lender or Lenders pursuant to subsection (a)(ii) of this Section 2.03, in its sole discretion, by giving notice to the Agent or to the Sub-Agent, as the case may be, of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent or the Sub-Agent, as the case may be, on behalf of such Lender for such Competitive Bid Advance pursuant to subsection (a)(ii) of this Section 2.03) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to subsection (a)(ii) of this Section 2.03, by giving the Agent or the Sub-Agent, as the case may be, notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders; provided, however, that if the Borrower has a reasonable basis to believe that acceptance of the offer of any such Lender has a reasonable likelihood of subjecting the Borrower to additional costs pursuant to the provisions of Section 2.11, 2.12 or 2.14, the Borrower may reject the offer of such Lender and accept the offer of the Lender offering the next lowest rate of interest. Subject to the next preceding sentence, if two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

(iv) If the Borrower notifies the Agent or the Sub-Agent, as the case may be, that such Competitive Bid Borrowing is cancelled pursuant to subsection (a)(iii)(A)(x) of this Section 2.03, the Agent or the Sub-Agent, as the case may be, shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to subsection (a)(iii)(A)(y) of this Section 2.03, the Agent or the Sub-Agent, as the case may be, shall in turn promptly notify (A) each Lender that has made an offer as described in subsection (a)(ii) of this Section 2.03, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to subsection (a)(ii) of this Section 2.03 have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent or the Sub-Agent, as the case may be, has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time), in the case of Competitive Bid Advances to be denominated in Dollars or 11:00 A.M. (London time), in the case of Competitive Bid Advances to be denominated in any Foreign Currency, on the date of such Competitive Bid Borrowing specified in the notice received from the Agent or the Sub-Agent, as the case may be, pursuant to clause (A) of the next preceding sentence or any later time when such Lender shall have received notice from the Agent or the Sub-Agent, as the case may be pursuant to clause (C) of the next preceding sentence, make available for the account of its Applicable Lending Office to the Agent (x) in the case of a Competitive Bid Borrowing denominated in Dollars, at its address referred to in Section 8.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in Dollars and (y) in the case of a Competitive Bid Borrowing in a Foreign Currency, at the Payment Office for such Foreign Currency as shall have been notified by the Agent to the Lenders prior thereto, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in such Foreign Currency. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the location specified by the Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and is then scheduled to terminate.

(b) Each Competitive Bid Borrowing shall be in an aggregate amount of $25,000,000 (or the Equivalent thereof in any Foreign Currency rounded up to the nearest 1,000,000 units of such Foreign Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Foreign Currency rounded up to the nearest 100,000 units of such Foreign Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing) in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) of this Section 2.03.

(c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay pursuant to subsection (d) of this Section 2.03, and, unless the Borrower has delivered a request pursuant to the provisions of Section 2.16(b), reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(d) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) of this Section 2.03 and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower may prepay any principal amount of any Competitive Bid Advance, subject to the provisions of Sections 2.10 and 8.04(c), with the consent of the respective Lender of such Competitive Bid Advance.

(e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) of this Section 2.03, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) of this Section 2.03, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal to the default rate specified by the appropriate Lender in respect of such Competitive Bid Advance.

(f) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance. Upon repayment in full of each Competitive Bid Advance in accordance with the provisions of subsection (d) of this Section 2.03 and the terms of the Competitive Bid Note evidencing such Competitive Bid Advance, the Lender holding such Competitive Bid Note shall cancel such Note and return such Note to the Borrower.

SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender (other than the Designated Bidders) a facility fee on the aggregate amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Fee Percentage, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2006, and on the Termination Date.

(b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances denominated in Dollars then outstanding plus the Equivalent in Dollars (determined as of the date of the notice of prepayment) of the aggregate principal amount of the Competitive Bid Advances denominated in Foreign Currencies then outstanding.

SECTION 2.06. Repayment of Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

SECTION 2.07. Interest on Revolving Credit Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in subsection (a)(i) or (a)(ii) of this Section 2.07, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to subsection (a)(i) or (a)(ii) of this Section 2.07 and (ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to subsection (a)(i) of this Section 2.07.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to the provisions of subsection (e) of this Section 2.08. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligations of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate or LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, after the Agent has requested such information,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,

(ii) with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligations of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances, or to Convert Revolving Credit Advances into Eurocurrency Rate Advances, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08, 2.12 and 8.04(c), Convert Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (a) the date of such Conversion, (b) the Dollar denominated Revolving Credit Advances to be Converted, and (c) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon at least two Business Days’ notice in the case of Eurocurrency Rate Advances and notice on the same Business Day in the case of Base Rate Advances to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (a) each partial prepayment shall be in an aggregate principal amount of not less than the Revolving Credit Prepay Minimum or a Revolving Credit Borrowing Multiple in excess thereof and (b) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) Mandatory. (i) If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Foreign Currencies then outstanding exceeds 105% of the aggregate

Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances or the outstanding LIBO Rate Advances and/or the maturity date of the outstanding Local Rate Advances or Fixed Rate Advances, as the case may be, in an aggregate amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance, a LIBO Rate Advance, a Fixed Rate Advance or a Local Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost as measured from the date hereof to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or LIBO Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), promptly pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender (other than the Designated Bidders) determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall promptly pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority charged with such interpretation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or LIBO Rate Advances in Dollars or any Foreign Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency or LIBO Rate Advances in Dollars or any Foreign Currency hereunder, (a) each Eurocurrency Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand (i) if such Eurocurrency Rate Advance or LIBO Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (ii) if such Eurocurrency Rate Advance or LIBO Rate Advance is denominated in any Foreign Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency) not later than 1:00 P.M. (New York City time) on the day when due, without setoff or counterclaim, in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency not later than 11:00 A.M. (at the Payment Office for such Foreign Currency) on the day when due, without setoff or counterclaim, in such Foreign Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and

Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes the Agent, if and to the extent payment owed to any Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with the Agent any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days and computations in respect of Competitive Bid Advances shall be made by the Agent or the Sub-Agent, as the case may be, as specified in the applicable Notice of Competitive Bid Borrowing (or, in each case of Advances denominated in Foreign Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Foreign Currencies.

(f) To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Foreign Currency or from Dollars to a Foreign Currency or from a Foreign Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its net income, as well as any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Lender is located, franchise taxes measured by income imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its net income, and franchise taxes measured by income imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Notes hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent or any of its Affiliates (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Agent or such Affiliate (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder or under any Notes, the Borrower will furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, or (in the case of a Lender that has certified in writing to the Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) Form W-8 (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Each such Lender shall provide the Agent and the Borrower with a new form W-8BEN, W-8ECI or W-8, as appropriate, if and at such time as the previously provided form becomes invalid. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement or at any other time indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.14(a).

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) of this Section 2.14 (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) of this Section 2.14), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.14 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under subsection (e) of this Section 2.14 thereafter ceases to qualify for complete exemption from United States withholding tax, such Lender, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld, may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this Section 2.14 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(i) If any Lender or Agent, as the case may be, obtains a refund of any Taxes or Other Taxes for which payment has been made pursuant to this Section 2.14, which refund in the good faith judgment of such Lender or Agent, as the case may be (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.14, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the Borrower to the extent payment has been made by the Borrower pursuant to this Section 2.14, provided, however, if the jurisdiction which refunded such Taxes or Other Taxes subsequently asserts such Taxes or Other Taxes are due, then the Borrower shall indemnify such Lender or the Agent, as the case may be, pursuant to Section 2.14(c). Each Lender and Agent shall take such action, as the Borrower may reasonably request, in order to apply for and obtain any refund of such amounts the Borrower reasonably determines to be appropriate under the circumstances; provided that any such actions shall be at the sole cost and expense of the Borrower.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Extensions of Termination Date and Final Maturity Date. (a) No earlier than 60 days and no later than 45 days prior to the Termination Date then in effect, the Borrower may, by written notice to the Agent, request that the Termination Date then in effect be extended for a period of 364 days. Such request shall be irrevocable and binding upon the Borrower (subject to the provisions of subsection (b) to this Section 2.16). The Agent shall promptly notify each Lender of such request. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Agent a written notice of its agreement to do so no earlier than 30 days and no later than 20 days prior to such Termination Date and the Agent shall notify the Borrower of such Extending Lender’s agreement to extend its Commitment no later than 15 days prior to such Termination Date. The Commitment of any Lender that fails to accept or respond to the Borrower’s request for extension of such Termination Date (a “Declining Lender”) shall be terminated on such Termination Date (without regard to any extension by other Lenders) and on such Termination Date the Borrower shall pay in full the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such payment of principal and all other amounts payable to such Declining Lender under this Agreement. The Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. The Extending Lenders, or any of them, may offer to increase their respective Commitments by an aggregate amount up to the aggregate amount of the Declining Lenders’ Commitments and any such Extending Lender shall deliver to the Agent a notice of its offer to so increase its Commitment no later than 15 days prior to such Termination Date. To the extent of any shortfall in the aggregate amount of extended Commitments, the Borrower shall have the right to require any Declining Lender, to assign in full its rights and obligations under this Agreement to one or more Eligible Assignees designated by the Borrower and acceptable to the Agent, such acceptance not to be unreasonably withheld, that agree to accept all of such rights and obligations (each a “Replacement Lender”), provided that (i) such increase and/or such assignment is otherwise in compliance with Section 8.07, (ii) such Declining Lender receives payment in full of the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such payment of principal and all other amounts payable to such Declining Lender under this Agreement and (iii) any such increase shall be effective on the Termination Date in effect at the time the Borrower requests such extension and any such assignment shall be effective on the date specified by the Borrower and agreed to by the Replacement Lender and the Agent. If, but only if, Extending Lenders and Replacement Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding 30 days prior to the Termination Date in effect at the time the Borrower requests such extension, the Termination Date shall be extended by 364 days for such Extending Lenders and Replacement Lenders, subject, however, to the provisions of subsection (b) of this Section 2.16.

(b) On the Termination Date in effect at any time, the Borrower may, by written notice to the Agent, request that the Final Maturity Date be a date occurring up to the third anniversary of such Termination Date. Such request shall be irrevocable and binding upon the Borrower. The Agent shall promptly notify each Lender of such request. Subject to the satisfaction of the applicable conditions set forth in Section 3.02 as of such Termination Date, the Final Maturity Date shall be, effective as of such Termination Date, such date as the Borrower shall request pursuant to this subsection (b) of this Section 2.16. In the event that the Borrower shall request that the Final Maturity Date be a date occurring up to the third anniversary of such Termination Date, and the Final Maturity Date shall be so extended as provided in this subsection (b) of this Section 2.16, the right of the Borrower to request an extension of the Termination Date pursuant to subsection (a) of this Section 2.16 shall automatically terminate and any extension of the Termination Date in effect at the time such request is made which would otherwise occur as provided in subsection (a) of this Section 2.16 shall automatically be cancelled. The Agent shall promptly notify each Lender of any such extension of the Final Maturity Date and any such cancellation of an extension of the Termination Date.

SECTION 2.17. Substitution of Lender. If the obligation of any Lender to make Eurocurrency Rate Advances or Competitive Bid Advances has been suspended pursuant to Section 2.12 or any Lender has demanded compensation or the Borrower is otherwise required to pay additional amounts under Section 2.11 or 2.14, the Borrower shall have the right to seek a substitute lender or lenders who qualify as Eligible Assignees to assume, in accordance with the provisions of Section 8.07, the Commitment of such Lender and to purchase the Revolving Credit Advances or Competitive Bid Advances made by such Lender (without recourse to or warranty by such Lender).

SECTION 2.18. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(g) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(b) The Borrower shall have paid all fees and other amounts due and payable.

(c) The Borrower shall have repaid all outstanding advances and shall have paid all other amounts payable under 364-Day Credit Agreement dated as of April 21, 2005 among the Borrower, the lenders parties thereto and Citibank, N.A., as administrative agent, and the commitments under such credit facility shall have been terminated.

(d) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date; and

(ii) no event has occurred and is continuing that constitutes a Default.

(e) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

(i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.18.

(ii) Certified copies of the resolutions of the board of directors of the Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and any Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents to be delivered hereunder.

(iv) A favorable opinion of King & Spalding LLP, counsel for the Borrower, substantially in the form of Exhibit E hereto.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing and to Extension of the Final Maturity Date. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing and the extension of the Final Maturity Date pursuant to Section 2.16(b) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing or, in the case of the Extension of the Final Maturity Date, on the Termination Date then in effect, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing and the giving of the applicable notice of extension of the Final Maturity Date, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such extension such statements are true):

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (f) or (g)(i) thereof) are correct in all material respects on and as of the date of such Revolving Credit Borrowing or such extension, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom or to such extension, as though made on and as of such date; and

(b) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom or from such extension, that constitutes a Default.

SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (a) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (c) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (f) or (g)(i) thereof) are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Borrower to the Lenders, specifying its objection thereto. The Agent shall promptly notify the Borrower and the other Lenders of the occurrence of any such objection. The Agent shall promptly notify the Borrower and the Lenders of the Effective Date.

SECTION 3.05. Labor Dispute. Notwithstanding any condition precedent to the contrary contained herein, a labor dispute of any sort involving employees of the Borrower or its Subsidiaries shall not prevent the Borrower from borrowing hereunder unless as a result thereof the Borrower is in violation of the covenant set forth in Section 5.02(c) or a Default exists under Section 6.01(a) or (e).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of any such Subsidiary, where the failure so to qualify would not result in a Material Adverse Effect, (ii) has the requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in the case of any such Subsidiary, where the failure so to qualify would not result in a Material Adverse Effect, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect and (iv) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and any Notes and each other agreement or instrument contemplated thereby to which it is or is to be a party and to borrow under this Agreement.

(b) The execution, delivery and performance by the Borrower of this Agreement and any Notes to be delivered by it and the consummation of the transactions contemplated thereby are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and, if required, stockholder action, and do not (i) contravene the charter or other constitutive documents or by-laws of the Borrower or any Subsidiary of the Borrower, (ii) violate any law or order of any Governmental Authority or any provision of any indenture or other material agreement or instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their property is or may be bound or affected, (iii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or any Notes to be delivered by it, or for the consummation of the transactions contemplated hereby and thereby, except for such authorizations, approvals, actions, notices or filings that have been made or obtained and are in full force and effect.

(d) This Agreement has been, and any Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and any Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally).

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, all audited and certified by Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries on a Consolidated basis as of the dates thereof required to be reflected or disclosed therein in accordance with GAAP.

(f) There has been no Material Adverse Change since December 31, 2005.

(g) Except as set forth in the financial statements referred to in subsection (e) of this Section 4.01, there is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Material Subsidiaries or any business, property or rights of the Borrower or any Material Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Agreement, any Note or the consummation of the transactions contemplated hereby or thereby. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation (including, without limitation, any ERISA or environmental law, rule or regulation), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.

(h) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U or X thereof.

(i) Neither the Borrower nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(j) The Borrower will use the proceeds of the Advances as a commercial paper backstop and for other lawful general corporate purposes.

(k) Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal income tax and all other material state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are otherwise permitted to remain unpaid in accordance with the provisions of Section 5.01(b).

(l) All information, reports, financial statements, exhibits or schedules prepared or furnished by or on behalf of the Borrower to the Agent, Arrangers or any Lender in connection with the negotiation of this Agreement or delivered pursuant hereto contained, contains or will contain no material misstatement of fact and did not omit, does not omit and will not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, and will cause each of its Material Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, such compliance to include, without limitation, compliance with ERISA, applicable environmental laws and the Patriot Act, except for such noncompliance as would not result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings or where the failure to pay such tax, assessment, charge or levy would not result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes, assessments, charges and levies are, in the opinion of the Borrower, adequate.

(c) Maintenance of Insurance. (i) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (ii) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any of its Material Subsidiaries, in such amount as the Borrower or such Subsidiary shall reasonably deem necessary and (iii) maintain such other insurance as may be required by law (it being understood that the Borrower may self-insure against certain risks to the extent reasonable or customary with companies similarly situated).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain the Borrower’s corporate existence; obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and tradename material to the conduct of its business (unless the failure to so preserve or renew would not result in a Material Adverse Effect); and engage, and cause its Material Subsidiaries to engage principally in businesses of the same general types as those conducted on the date of this Agreement or reasonably related or incidental thereto; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d), and provided, further, that the Borrower or its Subsidiaries may from time to time convey, transfer or otherwise dispose of or discontinue any business to the extent such conveyance, transfer, disposition or discontinuation would not result in a Material Adverse Effect.

(e) Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which entries that are complete and correct in all material respects shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(f) Maintenance of Properties, Etc. Maintain and preserve all of its properties material to the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(g) Reporting Requirements. In the case of the Borrower, furnish to the Agent and each Lender (other than a Designated Bidder):

(i) within 120 days after the end of each Fiscal Year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries showing the financial condition of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the related statements of Consolidated income and statements of Consolidated cash flow as of and for such Fiscal Year, all such Consolidated financial statements of the Borrower and its Subsidiaries to be reported on by Deloitte & Touche LLP or other independent accountants of nationally recognized standing or otherwise acceptable to the Required Lenders;

(ii) within 60 days after the end of the first three fiscal quarters of each Fiscal Year, unaudited Consolidated balance sheets and statements of Consolidated income and statements of Consolidated cash flow showing the financial condition and results of operations of the Borrower as of the end of each such quarter and, with respect to statements of Consolidated cash flow, for the then-elapsed portion of the Fiscal Year, certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations of the Borrower on a Consolidated basis and as having been prepared in accordance with GAAP, in each case subject to normal year-end audit adjustments and the absence of notes thereto;

(iii) promptly after the same are publicly available, copies of all annual registration statements (other than exhibits thereto, pricing supplements and any registration statements (A) on Form S-8 (or its equivalent) or (B) in connection with asset securitization transactions) and reports on Form 10-K and 10-Q (or their equivalents), which the Borrower shall have filed with the SEC under Section 13 or 15(d) of the Exchange Act and not otherwise required to be delivered to the Agent pursuant hereto;

(iv) concurrently with subsections (h)(i) and (h)(ii) of this Section 5.01, a certificate of a Financial Officer of the Borrower stating compliance, as of the dates of the financial statements being furnished at such time, with the covenants set forth in Sections 5.02(a) and (c);

(v) concurrently with subsections (h)(i) and (h)(ii) of this Section 5.01, a certificate of the Person referred to therein (which certificate furnished by the independent accountants referred to in subsection (h)(i) of this Section 5.01 may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that to the best of his, her or its knowledge no Default or Event of Default has occurred and, in the case of a certificate of a Financial Officer of the Borrower, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(vi) prompt written notice of a Reportable Event or Reportable Events, or of the Borrower’s failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans, in any case that is reasonably expected to result in liability of the Borrower or any Subsidiary to the PBGC or to a Plan in an aggregate amount exceeding $100,000,000;

(vii) prompt written notice of any Default, if such Default is then continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(viii) prompt written notice of the filing or commencement of, or any overt threat or notice of intention of any Person to file or commence, any action, suit, arbitration proceeding or other proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Material Subsidiary thereof that is reasonably expected to result in a Material Adverse Effect;

(ix) prompt written notice of the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Advances or the initiation of any litigation or similar proceedings seeking any such injunction, order or other restraint; and

(x) prompt written notice of any Change of Control.

Financial reports required to be delivered pursuant to clauses (i), (ii) and (iii) above shall be deemed to have been delivered on the date on which the Borrower notifies the Agent that such reports are posted on the Borrower’s website at www.ups.com under “Investor Relations”, and such posting shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iii) above, it being understood that the Borrower shall provide all other reports and certificates required to be delivered under this Section 5.01(g) in the manner set forth in Section 8.02.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Subsidiaries to, without the written consent of the Required Lenders:

(a) Secured Indebtedness. In the case of the Borrower and each of its Restricted Subsidiaries, create, assume, incur or guarantee, or permit any Restricted Subsidiary to create, assume, incur or guarantee (each such creation, assumption, incurrence or guarantee being an “Incurrence”), any Secured Indebtedness without making provision whereby all amounts outstanding under this Agreement and any Notes shall be secured equally and ratably with (or prior to) such Secured Indebtedness (together with, if the Borrower shall so determine, any other Debt of the Borrower or such Restricted Subsidiary then existing or thereafter created that is not subordinate to such amounts outstanding under this Agreement and any Notes) so long as such Secured

Indebtedness shall be outstanding, unless such Secured Indebtedness, when added to (i) the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation (A) any Secured Indebtedness if all amounts outstanding under this Agreement and any Notes are secured equally and ratably with (or prior to) such Secured Indebtedness and (B) any Secured Indebtedness that is concurrently being retired) and (ii) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by the Borrower after December 1, 1989, or entered into by any Restricted Subsidiary after December 1, 1989, or, if later, the date on which such Subsidiary became a Restricted Subsidiary (not including in this computation any Attributable Debt that is currently being retired) would not exceed 10% of Consolidated Net Tangible Assets at the time of such Incurrence.

(b) Sale and Lease-Back Transactions. In the case of the Borrower and its Restricted Subsidiaries, enter into any Sale and Leaseback Transaction unless at such time it would be permitted to enter into such Sale and Leaseback Transaction pursuant to Section 1006 of the Debenture Indenture.

(c) Consolidated Net Worth. In the case of the Borrower, permit its Consolidated Net Worth at any time to be less than $3.0 billion; provided, however, that the Borrower shall be permitted to have a Consolidated Net Worth of not less than $2.5 billion for a single period during the term of this Agreement of not more than 12 months’ duration.

(d) Mergers, Etc. In the case of the Borrower, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit another Person to merge into it, except that (i) any Subsidiary of the Borrower may merge into the Borrower, and (ii) the Borrower may merge or consolidate with or into any other Person so long as the Borrower is the surviving corporation; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any interest on any Advance or any other amount payable under this Agreement or any Note when the same becomes due and payable and such failure to pay such interest or such other amount shall remain unremedied for three Business Days; or

(b) any representation or warranty made or deemed made by the Borrower (or any of its officers) in or in connection with this Agreement or any Borrowing under this

Agreement, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

(c) the Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in subsection (d) (as to the Borrower’s corporate existence) or (g) (other than subsections (g)(i) through (g)(vi)) of Section 5.01 or Section 5.02 or (ii) any other term, covenant or agreement contained in this Agreement or any Note on its part to be performed or observed if such failure to perform such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent; or

(d) the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt under this Agreement or any Notes) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether at maturity, by acceleration or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate (with or without notice or lapse of time or both) the maturity of such Debt; or

(e) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) any final judgment or order for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Subsidiaries or any combination thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) any Change of Control shall have occurred; or

(h) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower or any Subsidiary to the PBGC or to a Plan in an aggregate amount exceeding $100,000,000 and, within 30 days after the reporting of any such Reportable Event or Reportable Events to the Agent, the Agent shall have notified the Borrower, in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC or (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans and (ii) as a result thereof, an Event of Default exists hereunder; or the PBGC shall have instituted proceedings to terminate any Plan or Plans with vested unfunded liabilities aggregating in excess of $100,000,000; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans and the Borrower is being requested to make a payment with respect to vested unfunded liabilities aggregating in excess of $100,000,000;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any

Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or any of its Subsidiaries or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citibank and Its Affiliates. With respect to its Commitment, the Advances made by it and any Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders (other than the Designated Bidders) agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or such Affiliate in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of such Indemnified Costs resulting from the Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the Designated Bidders) agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees and disbursements) incurred by the Agent or such Affiliate in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent or such Affiliate is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigations, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the approval of the Borrower so long as no Event of Default exists, such approval not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, with the approval of the Borrower, such approval not to be unreasonably withheld, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Sub-Agent. The Sub-Agent has been designated under this Agreement to carry out certain duties of the Agent as described herein. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrower and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Agent under this Agreement as relate to the performance of its obligations hereunder.

SECTION 7.08. Other Agents. Each Lender hereby acknowledges that none of the documentation agents or any other Lender designated as any “Agent” on the signature pages hereof has any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) except as permitted in accordance with Section 2.16(a), increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) except as permitted in accordance with Section 2.16(a), postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, Attention: Financial Resources Department (telecopier number (404) 828-6562); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Officer (telecopier number (212) 994-0961); if to the Sub-Agent, at its address at 4 Harbour Exchange Square, London, United Kingdom, E14 9GE, Attention: Ian Hayton (telecopier number 44-208-638-3824) or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iii) may be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iii) shall be deemed delivered to the Agent and each Lender to the extent such materials are posted (within the time periods set forth in Section 5.01(g)(i), (ii) or (iii)) on the Borrower’s web site (www.ups.com), under “Investor Relations”. The Borrower may also deliver such materials to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby, in each case to the extent that the Agent’s communication thereof to the Lenders is otherwise proper hereunder (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail or telecopier address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail or telecopier address for such Lender) and (ii) that any Notice may be sent to such e-mail or telecopier address.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and Citigroup Global Markets Inc. in connection with the preparation, execution, delivery, modification and amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (i) all syndication (including printing, distribution and bank meetings) expenses and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to defend, protect, indemnify and hold harmless the Agent, each Arranger, each Lender, each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of this Agreement, any Notes, any of the transactions contemplated hereby or thereby, the Commitments, the use of proceeds, or any act, event or transaction related or attendant thereto (collectively, the “Indemnified Matters”); provided, however, the Borrower shall have no obligation to an Indemnified Party hereunder with respect to Indemnified Matters directly caused by or directly resulting from the willful misconduct or gross negligence of such Indemnified Party, as determined by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) Promptly after receipt by any Indemnified Party of written notice of any Indemnified Matter in respect of which indemnity may be sought by it under this Section 8.04, such Indemnified Party shall notify the Borrower thereof; provided that failure to give any such notice hereunder shall not affect the obligation of the Borrower under this Section 8.04. Thereafter, such Indemnified Party and the Borrower shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. In case any such Indemnified Party receives written notice of any Indemnified Matter in respect of which indemnity may be sought by it hereunder and it notifies the Borrower thereof, the Borrower shall be entitled to participate in the defense thereof, and to the extent that the Borrower may elect by notice delivered to such Indemnified Party promptly after receiving aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory at all times to such Indemnified Party and at the Borrower’s expense; provided, that if (i) the use of counsel chosen by the Borrower to represent such Indemnified Party would present such counsel with a conflict of interest or (ii) the parties against whom any Indemnified Matter arises include both such Indemnified Party and the Borrower and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the Borrower and may conflict therewith, such Indemnified Party shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such Indemnified Matter on behalf of such Indemnified Party at the Borrower’s expense. Upon receipt of notice from the Borrower to such Indemnified Party of the Borrower’s election so to assume the defense of such Indemnified Matter, and approval of counsel by such Indemnified Party, the Borrower shall not be liable to such Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) such Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the Borrower shall not have employed within a reasonable time and continued to employ counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party, or (iii) the Borrower shall have approved the employment of counsel for such Indemnified Party at the Borrower’s expense. The Borrower shall not be liable for any settlement of any claim, action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Borrower will not settle any claim, action or proceeding affecting any Indemnified Party in respect of which indemnity may be sought against the Borrower under this Agreement, whether or not such Indemnified Party is an actual or potential party to such claim, action or proceeding, without such Indemnified Party’s written consent, which shall not be unreasonably withheld, unless such settlement (x) does not require any performance by or adverse admission of such Indemnified Party, (y) does not adversely affect its business and (z) includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

(d) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance, LIBO Rate Advance or Local Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c) or (d), 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such

Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Borrower such excess.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.

SECTION 8.05. Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any accounts designated as collateral accounts securing other Debt) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Sections 3.01 and 3.03) when it shall have been executed by the Borrower, the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments, Designations and Participations. (a) Each Lender (other than a Designated Bidder) may, with the consent of the Borrower, such consent not to be unreasonably withheld or delayed, and shall, so long as no Default has occurred and is continuing and if demanded by the Borrower (pursuant to the provisions of Section 2.17) upon at least five Business Days’ notice to such Lender and the Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Notes held by it); provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it or Competitive Bid Notes),

(ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof,

(iii) each such assignment shall be to an Eligible Assignee,

(iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower at the Borrower’s expense, shall be to an Eligible Assignee acceptable to the Agent (which acceptance shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement,

(v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and

(vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500,

(vii) if such assignment shall be made as a result of a demand by the Borrower pursuant to this Section 8.07(a) to an assignee that, immediately prior to such assignment, was neither a Lender nor an Affiliate of a Lender, an administrative fee of $3,500 shall have been paid by the Borrower to the Agent upon its demand,

(viii) notwithstanding any other provision set forth in this Agreement, a Lender may assign to any of its Affiliates all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Notes held by

it) upon notice to the Borrower and the Agent, with or without the consent of the Borrower or the Agent (but without releasing the obligations of the assigning Lender hereunder except with the written consent of the Borrower), so long as such assignment is otherwise in compliance with this Agreement, and

(ix) notwithstanding any other provision set forth in this Agreement, a Lender may assign to any assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Notes held by it) upon notice to the Agent, with or without the consent of the Borrower, so long as any Event of Default shall have occurred and be continuing.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Note or any other instrument or document furnished pursuant hereto;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any Note or any other instrument or document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Note;

(v) such assignee confirms that it is an Eligible Assignee;

(vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and any Note as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto and has been consented to by the Borrower if such consent is required, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than five such designations, (ii) each such Lender making one or more of such designations shall retain the right to make Competitive Bid Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.

(e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows:

(i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Note or any other instrument or document furnished pursuant hereto or thereto;

(ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any Note or any other instrument or document furnished pursuant hereto or thereto;

(iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Designation Agreement;

(iv) such designee will, independently and without reliance upon the Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Note;

(v) such designee confirms that it is a Designated Bidder;

(vi) such designee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and any Note as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(g) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders (other than Designated Bidders), the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat only the Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Agent shall be considered to act as the agent of the Borrower in connection with its duties in respect of the Register.

(h) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and any Notes and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

SECTION 8.08. Confidentiality. None of the Agent or any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, advisors, auditors and accountants and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

SECTION 8.09. Governing Law. This Agreement and all Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Note in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Note in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Foreign Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 8.13. Substitution of Currency . If a change in any Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate and LIBO Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in such Foreign Currency had occurred.

SECTION 8.14. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UNITED PARCEL SERVICE, INC.

By	/s/ Gary T. Barth
Name:	Gary T. Barth
Title:	Authorized Representative

CITIBANK, N.A., as Administrative Agent

By	/s/ Carolyn A. Kee
Name:	Carolyn A. Kee
Title:	Vice President

Lenders

CITIBANK, N.A.

By	/s/ Carolyn A. Kee
Name:	Carolyn A. Kee
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Matthew H. Massie
Name:	Matthew H. Massie
Title:	Managing Director

BANK OF AMERICA, N.A.

By	/s/ Chas McDonell
Name:	Chas McDonell
Title:	Senior Vice President

BARCLAYS BANK PLC

By	/s/ Alison McGuigan
Name:	Alison McGuigan
Title:	Associate Director

BEAR STEARNS CORPORATE LENDING INC.

By	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

BNP PARIBAS

By	/s/ Mike Shryock
Name:	Mike Shryock
Title:	Managing Director

BNP PARIBAS

By	/s/ Aurora Abella
Name:	Aurora Abella
Title:	Vice President

MELLON BANK NA

By	/s/ Robert J. Mitchell Jr.
Name:	Robert J. Mitchell Jr.
Title:	First Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ David Corts
Name:	David Corts
Title:	Vice President

ROYAL BANK OF CANADA

By	/s/ Barton Lund
Name:	Barton Lund
Title:	Authorized Signatory

STANDARD CHARTERED BANK

By	/s/ David B. Edwards
Name:	David B. Edwards
Title:	Senior Vice President

STANDARD CHARTERED BANK

By	/s/ Andrew Y. Ng
Name:	Andrew Y. Ng
Title:	Senior Vice President

ABN AMRO BANK N.V.

By	/s/ Thomas J. Somers
Name:	Thomas J. Somers
Title:	Managing Director

CREDIT SUISSE, acting through Its Cayman Islands Branch

By	/s/ Jay Chall
Name:	Jay Chall
Title:	Director

CREDIT SUISSE, acting through its Cayman Islands Branch

By	/s/ James Neira
Name:	James Neira
Title:	Associate

WILLIAM STREET COMMITMENT CORPORATION (recourse only to assets of William Street Commitment Corporation)

By	/s/ Mark Walton
Name:	Mark Walton
Title:	Assistant Vice President

ING CAPITAL LLC

By	/s/ Willem Pijpers
Name:	Willem Pijpers
Title:	Managing Director

MERRILL LYNCH BANK USA

By	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

MORGAN STANLEY BANK

By	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By	/s/ M. Carey
Name:	M. Carey
Title:	Vice President

UBS LOAN FINANCE LLC

By	/s/ Toba Lumbantobing
Name:	Toba Lumbantobing
Title:	Associate Director

By	/s/ Steven S. Nibur
Name:	Steven S. Nibur
Title:	Associate Director

US BANK NATIONAL ASSOCIATION

By	/s/ Patrick McGraw
Name:	Patrick McGraw
Title:	Vice President

WESTLB AG

By	/s/ L. Schlechtriem
Name:	L. Schlechtriem
Title:	Director

SCHEDULE I

APPLICABLE LENDING OFFICES

5-YEAR FACILITY

Name of Lender	Commitment	Domestic Lending Office	Eurocurrency Lending Office
ABN AMRO Bank N.V.	$25,000,000	540 West Madison Street Suite 2621 Chicago, IL 60661 Attn: Kymm Recht F: 312 992-5111	540 West Madison Street Suite 2621 Chicago, IL 60661 Attn: Kymm Recht F: 312 992-5111

Bank of America, N.A.	$75,000,000	901 Main Street, 14th Floor Dallas, TX 75202 Attn: Betty Canales T: 214 209-2131 F: 214 290-8377	901 Main Street, 14th Floor Dallas, TX 75202 Attn: Betty Canales T: 214 209-2131 F: 214 290-8377

Barclays Bank PLC	$75,000,000	200 Park Avenue,. 4th Floor New York, NY 10166 Attn: Carlos deFreitas T: 973 576-2859 F: 973 576-3014	200 Park Avenue,. 4th Floor New York, NY 10166 Attn: Carlos deFreitas T: 973 576-2859 F: 973 576-3014

Bear Stearns Corporate Lending Inc.	$25,000,000

BNP Paribas	$75,000,000	919 Third Avenue New York, NY 10022 Attn: Gabriel Candamo T: 212 471-6626 F: 212 841-2683	919 Third Avenue New York, NY 10022 Attn: Gabriel Candamo T: 212 471-6626 F: 212 841-2683

Citibank, N.A.	$100,000,000	Citibank, N.A. 2 Penns Way Suite 200 New Castle, DE 19720 Attn: Bank Loan Syndications T: (302) 894-6023 F: (212) 994-0961	Citibank, N.A. 2 Penns Way Suite 200 New Castle, DE 19720 Attn: Bank Loan Syndications T: (302) 894-6023 F: (212) 994-0961

Credit Suisse, acting through its Cayman Islands Branch	$25,000,000	One Madison Avenue New York, NY 10010 Attn: Ed Markowski T: 212 538-3380 F: 212 325-9049	One Madison Avenue New York, NY 10010 Attn: Ed Markowski T: 212 538-3380 F: 212 325-9049

ING Capital LLC	$50,000,000	1325 Avenue of the Americas New York, NY 10019 Attn: Ermelinda Young T: 646 424-8240 F: 646 424-8251	1325 Avenue of the Americas New York, NY 10019 Attn: Ermelinda Young T: 646 424-8240 F: 646 424-8251

JP Morgan Chase Bank, N.A.	$100,000,000	JP Morgan Chase Bank 1 Chase Manhattan Plaza 8th Floor New York, NY 10081 Attn: May Fong T: (212) 552-7314 F: (212) 552-5650	JP Morgan Chase Bank 1 Chase Manhattan Plaza 8th Floor New York, NY 10081 Attn: May Fong T: (212) 552-7314 F: (212) 552-5650

Mellon Bank NA	$75,000,000	Three Mellon Bank Center Room 1205 Pittsburgh, PA 15258 Attn: Paula Zawicki T: 412 234-3932 F: 412 209-6141	Three Mellon Bank Center Room 1205 Pittsburgh, PA 15258 Attn: Paula Zawicki T: 412 234-3932 F: 412 209-6141

Merrill Lynch Bank USA	$50,000,000	15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Attn: Dave Millett T: 801 526-8312 F: 801 933-8641	15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Attn: Dave Millett T: 801 526-8312 F: 801 933-8641

Morgan Stanley Bank	$50,000,000	1633 Broadway, 25th Floor New York, NY 10019 Attn: Lisa Malone T: 212 537-1312 F: 212 537-1867	1633 Broadway, 25th Floor New York, NY 10019 Attn: Lisa Malone T: 212 537-1312 F: 212 537-1867

Royal Bank of Canada	$25,000,000	One Liberty Plaza, 4th Floor New York, NY 10006 Attn: Manager, Loans Administration T: 212 428-6338 F: 212 428-2372	One Liberty Plaza, 4th Floor New York, NY 10006 Attn: Manager, Loans Administration T: 212 428-6338 F: 212 428-2372

Standard Chartered Bank	$50,000,000	1 Madison Avenue, 3rd Floor New york, NY 10010 Attn: Vijayant Jain T: 212 667-0499 F: 212 667-0251	1 Madison Avenue, 3rd Floor New york, NY 10010 Attn: Vijayant Jain T: 212 667-0499 F: 212 667-0251

State Street Bank and Trust Company	$25,000,000	225 Franklin Street, MAO11 Boston, MA 02110 Attn: Hector Lucero T: 617 664-0234 F: 617 664-3941	225 Franklin Street, MAO11 Boston, MA 02110 Attn: Hector Lucero T: 617 664-0234 F: 617 664-3941

UBS Loan Finance LLC	$50,000,000	677 Washington Blvd. Stamford, CT 06901 Attn: Marie Haddad T: 203 719-5609 F: 203 719-3888	677 Washington Blvd. Stamford, CT 06901 Attn: Marie Haddad T: 203 719-5609 F: 203 719-3888

US Bank National Association	$25,000,000	1850 Osborn Avenue Oshkosh, WI 54901 Attn: Connie Sweeney T: 920 237-7604 F: 920 237-7362	1850 Osborn Avenue Oshkosh, WI 54901 Attn: Connie Sweeney T: 920 237-7604 F: 920 237-7362

Wells Fargo Bank, National Association	$25,000,000	201 Third Street MAC A0187-081 San Francisco, CA 94103 Attn: Neva Moritani T: 415 477-5456 F: 415 979-0675	201 Third Street MAC A0187-081 San Francisco, CA 94103 Attn: Neva Moritani T: 415 477-5456 F: 415 979-0675

WestLB AG	$25,000,000	Herzogstr. 15 Dusseldorf Germany 40217 Attn: Annegret Huesken T: 49 211 826-3574 F: 49 211 826-5447	Herzogstr. 15 Dusseldorf Germany 40217 Attn: Annegret Huesken T: 49 211 826-3574 F: 49 211 826-5447

William Street Commitment Corporation	$50,000,000	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attn: Pedro Ramirez T: 917 343-8319 F: 212 428-1243	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attn: Pedro Ramirez T: 917 343-8319 F: 212 428-1243

TOTAL OF COMMITMENTS	$1,000,000,000